EXHIBIT 4.1

APPENDIX A

SOUTHWEST GAS CORPORATION2002 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

Page

1.	THE PLAN	1

1.1	Purpose	1

1.2	Administration and Authorization; Power and Procedure	1

1.3	Participation	3

1.4	Shares Available for Options; Share Limits	3

1.5	Grant of Options	3

1.6	Option Period	4

1.7	Limitations on Exercise and Vesting of Options	4

1.8	No Transferability; Limited Exception to Transfer Restrictions	4

2.	OPTIONS	5

2.1	Grants	5

2.2	Option Price	5

2.3	Limitations on Grant and Terms of Incentive Stock Options	6

2.4	Limits on 10% Holders	6

2.5	Option Repricing/Cancellation and Regrant/Waiver	7

2.6	Deferred Payments	7

3.	OTHER PROVISIONS	7

3.1	Rights of Eligible Persons, Participants and Beneficiaries	7

3.2	Adjustments; Acceleration	8

3.3	Effect of Termination of Employment on Options	9

3.4	Compliance with Laws	10

3.5	Tax Matters	10

3.6	Plan and Option Amendments, Termination and Suspension	11

3.7	Privileges of Stock Ownership	12

3.8	Effective Date of the Plan	12

3.9	Term of the Plan	12

3.10	Governing Law/Construction/Severability	12

3.11	Captions	13

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3.12	Stock Options in Substitution for Stock Options Granted by Other Corporation.	13

3.13	Non-Exclusivity of Plan	13

3.14	No Corporate Action Restriction	13

3.15	Other Company Benefit and Compensation Program	14

4.	DEFINITIONS	14

4.1	Definitions	14

5.	NON-EMPLOYEE DIRECTOR OPTIONS	18

5.1	Participation	18

5.2	Annual Option Grants	18

5.3	Option Price	19

5.4	Option Period and Exercisability	19

5.5	Termination of Directorship	19

5.6	Adjustments.	19

5.7	Acceleration Upon a Change in Control Event	20

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SOUTHWEST GAS CORPORATION

2002 STOCK INCENTIVE PLAN

1. THE PLAN

1.1	Purpose.

               The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Options to attract, motivate, retain and reward key employees, including officers, whether or not directors, of the Company with awards and incentives for high levels of individual performance and improved financial performance of the Company and to attract, motivate and retain experienced and knowledgeable independent directors through the benefits provided under Article 5. “Corporation” means Southwest Gas Corporation, a California corporation, and “Company” means the Corporation and its Subsidiaries, collectively. These terms and other capitalized terms are defined in Article 4.

1.2	Administration and Authorization; Power and Procedure.

                         (a)   Committee. This Plan shall be administered by and all Options to Eligible Employees shall be authorized by the Committee. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

                         (b)    Plan Awards; Interpretation; Powers of Committee. Subject to the express provisions of this Plan, the Committee shall have the authority:

(i) to determine eligibility and, from among those persons determined to be eligible, the particular Eligible Employees who will receive an Option;

(ii) to grant Options to Eligible Employees, determine the price at which securities will be offered and the amount of securities to be offered to any of such persons, and determine the other specific terms and conditions of such Options consistent with the express limits of this Plan, and establish the installments (if any) in which such Options shall become exercisable or shall vest, or determine that no delayed exercisability or vesting is required, and establish the events of termination of such Options;

(iii) to approve the forms of Option Agreements (which need not be identical either as to type of award or among Participants);

(iv) to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

(v) to cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Options held by Eligible Employees, subject to any required consent under Section 3.6;

(vi) to accelerate or extend the exercisability or extend the term of any or all such outstanding Options within the maximum ten-year term of Options under Section 1.6; and

(vii) to make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

The provisions of Article 5 relating to Non-Employee Director Options shall be automatic and, to the maximum extent possible, self-effectuating. Although the discretion of the Committee extends to those Options, Board approval or ratification shall be required for any material amendments to any such Option.

                         (c)    Binding Determinations/Liability Limitation. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Option made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

                         (d)    Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

                         (e)    Delegation. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

1.3	Participation.

                         Options may be granted by the Committee only to those persons that the Committee determines to be Eligible Employees. An Eligible Employee who has been granted an Option may, if otherwise eligible, be granted additional Options if the Committee shall so determine.

1.4	Shares Available for Options; Share Limits.

                         (a)     Shares Available. Subject to the provisions of Section 3.2, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. The shares may be delivered for any lawful consideration.

                         (b)     Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to Options granted to Eligible Persons under this Plan shall not exceed 1,500,000 shares (the “Share Limit”). The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 1,500,000 shares. The maximum number of shares of Common Stock that may be delivered under the provisions of Article 5 shall not exceed 350,000 shares. The maximum number of shares subject to those options that are granted during any calendar year to any individual shall be limited to 100,000. Each of the four foregoing numerical limits shall be subject to adjustment as contemplated by this Section 1.4 and Section 3.2.

                         (c)        Calculation of Available Shares and Replenishment. Shares subject to outstanding Options shall be reserved for issuance. If any right to acquire shares of Common Stock under an Option shall expire or be cancelled or terminated without having been exercised in full, the unpurchased, unvested or undelivered shares subject thereto shall again be available for the purposes of the Plan, subject to any applicable limitations under Section 162(m) of the Code. If the Corporation withholds shares of Common Stock pursuant to Section 3.5, the number of shares that would have been deliverable with respect to an Option but that are withheld pursuant to the provisions of Section 3.5 may in effect not be issued, and the aggregate number of shares issuable with respect to the applicable Option and under the Plan shall not be reduced by the number of shares withheld and such shares shall be available for additional Options under this Plan. To the extent any shares were previously reserved in respect of such Options, the number of shares not issued shall again be available for purposes of this Plan.

1.5	Grant of Options.

               Subject to the express provisions of this Plan, the Committee shall determine the number of shares of Common Stock subject to each Option, the price (if any) to be paid for the shares and any other terms of the Option. Each Option shall be evidenced by an Option Agreement signed by the Corporation and, if required by the Committee, by the Participant. The Option Agreement shall set forth the material terms and conditions of the Option established by the Committee consistent with the specific provisions of this Plan.

1.6	Option Period.

               Each Option and all executory rights or obligations under the related Option Agreement shall expire on such date (if any) as shall be determined by the Committee, but not later than ten (10) years after the Option Date.

1.7	Limitations on Exercise and Vesting of Options.

                         (a)    Provisions for Exercise. Unless the Committee otherwise expressly provides, no Option shall be exercisable or shall vest until at least six months after the initial Option Date, and once exercisable an Option shall remain exercisable until the expiration or earlier termination of the Option.

                         (b)    Procedure. Any exercisable Option shall be deemed to be exercised when the Secretary of the Corporation receives written notice of such exercise from the Participant, together with any required payment made in accordance with Section 2.2 or 5.3, as the case may be.

                         (c)    Fractional Shares/Minimum Issue. Fractional share interests shall be disregarded, but may be accumulated. The Committee, however, may determine in the case of Eligible Persons that cash, other securities, or other property will be paid or transferred in lieu of any fractional share interests. No fewer than 100 shares may be purchased on exercise of any Option at one time unless the number purchased is the total number at the time available for purchase under the Option.

1.8	No Transferability; Limited Exception to Transfer Restrictions.

                         (a)    Limit On Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 1.8, by applicable law and by the Option Agreement, as the same may be amended, (i) all Options are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; Options shall be exercised only by the Participant; and (ii) amounts payable or shares issuable pursuant to an Option shall be delivered only to (or for the account of) the Participant.

                         (b)    Exceptions. The Committee may permit Options to be exercised by and paid only to certain persons or entities related to the Participant, including but not limited to members of the Participant’s immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s immediate family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for essentially estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee). Notwithstanding the foregoing, ISOs shall be subject to any and all additional transfer restrictions under the Code.

                         (c)    Further Exceptions to Limits On Transfer. The exercise and transfer restrictions in Section 1.8(a) shall not apply to:

(i) transfers to the Corporation,

(ii) the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(iii) transfers pursuant to a QDRO if approved or ratified by the Committee,

(iv) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative, or

(v) the authorization by the Committee of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Options consistent with applicable laws and the express authorization of the Committee.

2. OPTIONS

2.1	Grants.

                          One or more Options may be granted under this Article to any Eligible Employee. Each Option granted shall be designated in the applicable Option Agreement, by the Committee as either an Incentive Stock Option, subject to Section 2.3, or a Non-Qualified Stock Option.

2.2	Option Price.

                         (a)     Pricing Limits. The purchase price per share of the Common Stock covered by each Option shall be determined by the Committee at the time of the Option, but in the case of Incentive Stock Options shall not be less than 100% (110% in the case of a Participant described in Section 2.4) of the Fair Market Value of the Common Stock on the date of grant.

                         (b)     Payment Provisions. The purchase price of any shares purchased on exercise of an Option granted under this Article shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) by notice and third party payment in such manner as may be authorized by the Committee; or (iv) by the delivery of shares of Common Stock of the Corporation already owned by the Participant, provided, however, that the Committee may in its absolute discretion limit the Participant’s ability to exercise an Option by delivering such shares, and provided further that any shares delivered which were initially acquired upon exercise of a stock option must have been owned by the Participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise.

2.3	Limitations on Grant and Terms of Incentive Stock Options.

                         (a)    $100,000 Limit. To the extent that the aggregate “Fair Market Value” of stock with respect to which incentive stock options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company or any parent corporation, such options shall be treated as Nonqualified Stock Options. For this purpose, the “Fair Market Value” of the stock subject to options shall be determined as of the date the options were awarded. In reducing the number of options treated as incentive stock options to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

                         (b)    Option Period. Each Option and all rights thereunder shall expire no later than 10 years after the Option Date.

                         (c)    Other Code Limits. Incentive Stock Options may only be granted to Eligible Employees of the Corporation or a Subsidiary that satisfies the other eligibility requirements of the Code. There shall be imposed in any Option Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the Option be an “incentive stock option” as that term is defined in Section 422 of the Code.

2.4	Limits on 10% Holders.

                         No Incentive Stock Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

2.5	Option Repricing/Cancellation and Regrant/Waiverof Restrictions.

                         Subject to Section 1.4 and Section 3.6 and the specific limitations on Options contained in this Plan, the Committee from time to time may authorize, generally or in specific cases only, for the benefit of any Eligible Employee any adjustment in the exercise or purchase price, the vesting schedule, the number of shares subject to, the restrictions upon or the term of, an Option granted under this Article by cancellation of an outstanding Option and a subsequent regranting of an Option, by amendment, by substitution of an outstanding Option, by waiver or by other legally valid means. Such amendment or other action may result among other changes in an exercise or purchase price which is higher or lower than the exercise or purchase price of the original or prior Option, provide for a greater or lesser number of shares subject to the Option, or provide for a longer or shorter vesting or exercise period.

2.6	Deferred Payments.

                         The Committee may authorize for the benefit of any Eligible Person the deferral of any payment of cash or shares or other property that may become due or otherwise payable under this Plan, and provide for accredited benefits thereon based upon such deferment, at the election or at the request of such Participant, subject to the other terms of this Plan. Such deferral shall be subject to such further conditions, restrictions or requirements as the Committee may impose, subject to any then vested rights of Participants.

3.     OTHER PROVISIONS

3.1	Rights of Eligible Persons, Participants and Beneficiaries.

                         (a)    Employment Status. Status as an Eligible Person shall not be construed as a commitment that any Option will be made under this Plan to an Eligible Person or to Eligible Persons generally.

                         (b)    No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any Option) shall confer upon any Eligible Employee or other Participant any right to continue in the employ or other service of the Company, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an Option Agreement.

                         (c)    Plan Not Funded. Amounts payable under this Plan shall be payable in shares or from the general assets of the Corporation, and (except as provided in Section 1.4(c)) no special or separate reserve, fund or deposit shall be made to assure payment of such Options. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset

(including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Option hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

3.2	Adjustments; Acceleration.

                         (a)    Adjustments. Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution (“spin-off”) in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the assets of the Corporation as an entirety (“asset sale”); then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(1) proportionately adjust any or all of (a) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Options (including the specific maxima and numbers of shares set forth elsewhere in this Plan), (b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Options, (c) the grant, purchase, or exercise price of any or all outstanding Options, (d) the securities, cash or other property deliverable upon exercise of any outstanding Options, or (e) (subject to limitations under Section 3.10(c)) the performance standards appropriate to any outstanding Options, or

(2) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Committee may adopt such valuation methodologies for outstanding Options as it deems reasonable in the event of a cash or property settlement and, in the case of Options or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or strike price of the Option.

In each case, with respect to Incentive Stock Options, no adjustment shall be made in a manner that would cause the Plan to violate Section 422 or 424(a) of the Code or any successor provisions without the written consent of holders materially adversely affected thereby.

In any of such events, the Committee may take such action prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally.

                         (b)   Possible Early Termination of Accelerated Options. If any Option or other right to acquire Common Stock under this Plan is fully vested or has been fully accelerated as required or permitted by Section 3.2(c), but is not exercised prior to (1) a dissolution of the Company, or (2) an event described in Section 3.2(a) that the Company does not survive, or (3) the consummation of an event described in Section 3.2(a) involving a Change of Control Event approved by the Board, such Option or right shall terminate, subject to any provision that has been expressly made by the Board or the Committee, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other settlement of such Option or right.

                         (c)       Acceleration of Options Upon Change in Control. Subject to Sections 5.6 and 5.7, unless prior to a Change in Control Event the Committee determines that, upon its occurrence, benefits under any or all Options shall not be accelerated or determines that only certain or limited benefits under any or all Options shall be accelerated and the extent to which they shall be accelerated, and/or establishes a different time in respect of such Change in Control Event for such acceleration, then upon the occurrence of a Change in Control Event, each Option shall become immediately exercisable. The Committee may override the limitations on acceleration in this Section 3.2(c) by express provision in the Option Agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the Option Agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of Options shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Committee to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Committee may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an Option if an event giving rise to an acceleration does not occur.

3.3	Effect of Termination of Employment on Options.

                         (a)    General. The Committee shall establish the effect of a termination of employment on the rights and benefits under each Option under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of Option. Unless otherwise specified, the date of termination shall be the date of termination (for any reason whatsoever) of the Participant’s employment by the Company. Notwithstanding the foregoing, the Committee may authorize by express provision in or amendment to an Option an extension of the date of termination if a person’s status after grant changes from one eligible category to another, or in other circumstances that the Committee deems appropriate.

                         (b)    Events Not Deemed Terminations of Employment. Unless Company policy or the Committee otherwise provides, the employment relationship shall not be considered terminated in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence authorized by the Company or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any Eligible Employee on an approved leave of absence, continued vesting of the Option while on leave from the employ of the Company may be suspended until the employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an Option be exercised after the expiration of the term set forth in the Option Agreement.

                         (c)    Effect of Change of Subsidiary Status. For purposes of this Plan and any Option, if an entity ceases to be a Subsidiary, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of the Subsidiary who does not continue as an Eligible Person in respect of another entity within the Company.

3.4	Compliance with Laws.

                         This Plan, the granting and vesting of Options under this Plan, the offer, issuance and delivery of shares of Common Stock, and the payment of money under this Plan or under Options are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company, provide such assurances and representations to the Company as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

3.5	Tax Matters.

                         (a)   Provision for Tax Withholding or Offset. Upon any exercise or payment of any Option or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to (i) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company may be required to withhold with respect to such Option event or payment or (ii) deduct from any amount payable in cash the minimum amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may in its sole discretion (subject to Section 3.4) grant (either at the time of the Option or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise or payment. Shares in no event shall be withheld in excess of the minimum number required for tax withholding under applicable law.

                         (b)   Tax Loans. If so provided in the Option Agreement, the Company may, to the extent permitted by law, authorize a short-term loan to an Eligible Person in the amount of any taxes that the Company may be required to withhold with respect to shares of Common Stock received (or disposed of, as the case may be) pursuant to a transaction described in Section 3.5(a). Such a loan shall be for a term, at a rate of interest and pursuant to such other terms and conditions as the Committee, under applicable law, may establish.

3.6	Plan and Option Amendments, Termination and Suspension.

                         (a)     Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Options may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan.

                         (b)     Stockholder Approval. To the extent then required under Sections 162, 422 or 424 of the Code or any other applicable law, the repricing or the cancellation and replacement of options at a lower exercise price, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

                         (c)     Amendments to Options. Without limiting any other express authority of the Committee under (but subject to) the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Options to Participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and (subject to the requirements of Sections 1.2(b) and 3.6(d)) may make other changes to the terms and conditions of Options.

                         (d)     Limitations on Amendments to Plan and Options. No amendment, suspension or termination of this Plan or change of or affecting any outstanding Option shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 3.2 shall not be deemed to constitute changes or amendments for purposes of this Section 3.6.

                         (e)     ISO Acceleration. The portion of any Incentive Stock Option accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an Incentive Stock Option only to the extent the applicable

$100,000 limitation is not exceeded. To the extent exceeded, the accelerated portion of the Option shall be exercisable as a Nonqualified Stock Option under the Code.

3.7	Privileges of Stock Ownership.

                         Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

3.8	Effective Date of the Plan.

This Plan is effective as of January 14, 2002, the date of approval by the Board. The Plan shall be submitted for and subject to stockholder approval.

3.9	Term of the Plan.

                         No Option will be granted under this Plan more than ten years after the effective date of this Plan (the “termination date”). Unless otherwise expressly provided in this Plan or in an applicable Option Agreement, any Option granted prior to the termination date may extend beyond such date, and all authority of the Committee with respect to Options hereunder, including the authority to amend an Option, shall continue during any suspension of this Plan and in respect of Options outstanding on the termination date.

3.10	Governing Law/Construction/Severability.

                         (a)    Choice of Law. This Plan, the Options, all documents evidencing Options and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

                         (b)    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

                         (c)    Plan Construction.

(1) Rule 16b-3. It is the intent of the Corporation that the Options and transactions permitted by Options be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, satisfies the applicable requirements for exemptions under Rule 16b-3. The exemption will not be available if the authorization of actions by any Committee of the Board with respect to such Options does not satisfy the applicable

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conditions of Rule 16b-3. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant for Section 16 consequences of Options or events under Options.

(2) Section 162(m). It is the further intent of the Company that (to the extent the Company or Options under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code), Options granted with an exercise or base price not less than Fair Market Value on the date of grant that are granted to or held by a person subject to Section 162(m) of the Code will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m) of the Code, to the extent that the authorization of the Option (or the payment thereof, as the case may be) satisfies any applicable administrative requirements thereof.

3.11	Captions.

               Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

3.12	Stock Options in Substitution for Stock Options Granted by Other Corporation.

               Options may be granted to Eligible Persons under this Plan in substitution for employee stock options granted by other entities to persons who are or who will become Eligible Persons in respect of the Company, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company, directly or indirectly, or all or a substantial part of the stock or assets of the employing entity.

3.13	Non-Exclusivity of Plan.

               Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

3.14	No Corporate Action Restriction.

               The existence of the Plan, the Option Agreements and the Options granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the Corporation’s or any Subsidiary’s capital structure or its business, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the Corporation’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the Corporation or any

Subsidiarys assets or business, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any Option or Option Agreement against any member of the Board or the Committee, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

3.15	Other Company Benefit and Compensation Program.

               Payments and other benefits received by a Participant under an Option made pursuant to this Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Committee or the Board expressly otherwise provides or authorizes in writing. Options under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Company or the Subsidiaries.

               DEFINITIONS.

3.16	Definitions.

                         (a)    “Beneficiary” means the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Option Agreement and under this Plan in the event of a Participant’s death, and shall mean the Participant’s executor or administrator if no other Beneficiary is designated and able to act under the circumstances.

                         (b)    “Board” means the Board of Directors of the Corporation.

                         (c)    “Change in Control Event” means any of the following:

(1) Approval by the stockholders (or, if no stockholder approval is required, by the Board) of the Corporation of the dissolution or liquidation of the Corporation, other than in the context of a transaction that does not constitute a Change in Control Event under clause (2) below.

(2) Approval by the stockholders of the Corporation of a merger, consolidation, or other reorganization, with or into, or the sale of all or substantially all of the Corporation’s business and/or assets as an entirety to, one or more entities that are not Subsidiaries or other affiliates (a “Business Combination”), unless (A) as a result of the Business Combination at least 50% of the outstanding securities voting generally in the election of directors of the surviving or resulting entity or a parent thereof (the “Successor Entity”) immediately after the reorganization are, or will be, owned, directly or indirectly, by stockholders of the Corporation immediately before the Business Combination; and (B) at least 50% of the members of the board of directors of the entity resulting from the Business Combination were

14

members of the Board at the time of the execution of the initial agreement or of the action of the Board approving the Business Combination.

The stockholders before and after the Business Combination shall be determined on the presumptionsthat (i) there is no change in the record ownership of the Corporation’s securities from the record date for such approval until the consummation of the Business Combination; and (ii) record owners of securities of the Corporation hold no securities of the other parties to such reorganization.

(3) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than an Excluded Person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities entitled to then vote generally in the election of directors of the Corporation, other than as a result of (A) an acquisition directly from the Company, (B) an acquisition by the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Successor Entity, or an acquisition by any entity pursuant to a transaction which is expressly excluded under clause (h) (2) above.

(4) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s stockholders, of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(5) Notwithstanding the foregoing, prior to the occurrence of any of the events described in clause (c)(2) through (4) above, the Board may determine that such an event shall not constitute a Change in Control Event for purposes of the Plan and Options granted under it.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time. (e) “Commission” means the Securities and Exchange Commission. 15

                         (f)    “Committee” means the Board or one or more committees appointed by the Board to administer all or certain aspects of this Plan, each committee to be comprised solely of one or more directors or such number as may be required under applicable law. Each member of a Committee in respect of his or her participation in any decision with respect to an Option intended to satisfy the requirements of Section 162(m) of the Code must satisfy the requirements of “outside director” status within the meaning of Section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Options, grants or other transactions that are authorized only by a committee and that are intended to be exempt under Rule 16b-3, the requirements of Rule 16b-3(d)(1) with respect to committee action must also be satisfied.

                         (g)    “Common Stock” means the Common Stock of the Corporation and such other securities or property as may become the subject of Options, or become subject to Options, pursuant to an adjustment made under Section 3.2 of this Plan.

                         (h)    “Company” means, collectively, the Corporation and its Subsidiaries.

                         (i)    “Corporation” means Southwest Gas Corporation, a California corporation, and its successors.

                         (j)    “Eligible Employee” means an officer (whether or not a director) or key employee of the Company.

                         (k)    “Eligible Person” means an Eligible Employee or Non-Employee Director.

                         (l)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

                         (m)    “Excluded Person” means (1) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act, (2) the Company, or (3) an employee benefit plan (or related trust) sponsored or maintained by the Company or the Successor Entity.

                         (n)    “Fair Market Value” on any date means (1) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date (or if the market has not closed at the applicable time), then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (2) if the stock is not listed or admitted to trade on a national securities exchange, the last price for the stock on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; (3) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the

National Market Reporting System, the mean between the bid and asked price for the stock on such date, as furnished by the NASD or a similar organization; or (4) if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

                         (o)    “Incentive Stock Option” means an Option which is intended, as evidenced by its designation, as an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions (including but not limited to the receipt of stockholder approval of this Plan, if the Option is made prior to such approval) and is made under such circumstances and to such persons as may be necessary to comply with that section.

                         (p)    “Nonqualified Stock Option” means an Option that is designated as a Nonqualified Stock Option and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option granted hereunder that is not designated as an incentive stock option shall be deemed to be designated a nonqualified stock option under this Plan and not an incentive stock option under the Code.

                         (q)   “Non-Employee Director” means a member of the Board of Directors of the Corporation who is not an officer or employee of the Company.

                         (r)    “Option” means an option to purchase Common Stock granted under this Plan. The Committee shall designate any Option granted to an Eligible Person as a Nonqualified Stock Option or an Incentive Stock Option. An Option is intended to constitute a “derivative security” under Rule 16a-1(c) of the Exchange Act.

                         (s)    “Option Agreement” means any writing setting forth the terms of an Option that has been authorized by the Committee.

                         (t)    “Option Date” means the date upon which the Committee took the action granting an Option or such later date as the Committee designates as the Option Date at the time of the Option or, in the case of Options under Article 5, the applicable dates set forth therein.

                         (u)    “Option Period” means the period beginning on an Option Date and ending on the expiration date of such Option.

                         (v)    “Participant” means an Eligible Person who has been granted an Option under this Plan and a Non-Employee Director who has been received an Option under Article 5 of this Plan.

                         (w)   “Personal Representative” means the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

                         (x)    “Plan” means this 2002 Stock Incentive Plan, as it may be amended from time to time.

                         (y)   “QDRO” means a qualified domestic relations order.

                         (z)    “Retirement” means, in the case of a Non-Employee Director, a retirement or resignation as a director after attainment of age 65 and completion of at least ten years service as a director.

                         (aa)   “Rule 16b-3” means Rule 16b-3 as promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.

                         (bb)   “Section 16 Person” means a person subject to Section 16(a) of the Exchange Act.

                         (cc)    “Securities Act” means the Securities Act of 1933, as amended from time to time.

                         (dd)   “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

4.     NON-EMPLOYEE DIRECTOR OPTIONS

4.1	Participation.

Options under this Article 5 shall be made only to Non-Employee Directors and shall be evidenced by Option Agreements substantially in the form of Exhibit A hereto.

4.2	Annual Option Grants.

                         (a)    Annual Options. Immediately following the annual stockholders meeting in each year during the term of the Plan commencing in the year the Plan is approved, there shall be granted automatically (without any action by the Committee or the Board) a Nonqualified Stock Option (the Option Date of which shall be such date) to each Non-Employee Director then continuing in office to purchase 3,000 shares of Common Stock (which when combined with grants under other option plans will not exceed an option for 3,000 shares). After approval of this Plan, if any person who is not then an officer or employee of the Company shall become a director of the Corporation, there shall be granted automatically to such person (without any action by the Board or Committee) a Nonqualified Stock Option (the Option Date of which shall be the date such person takes office) to purchase that number of shares of Common Stock determined by multiplying 3,000 by a fraction, the numerator of which is the number of days between the Option Date and the next annual shareholders meeting, and the denominator of which is 365 Stock (which when combined with grants under other option plans will not exceed the number of options authorized under this provision of the Plan).

                         (b)    Maximum Number of Shares. Annual grants that would otherwise exceed the maximum number of shares under Section 1.4(a) shall be prorated within such limitation. A Non-Employee Director shall not receive more than one Nonqualified Stock Option under this Section 5.2 in any calendar year.

4.3	Option Price.

                         The purchase price per share of the Common Stock covered by each Option granted pursuant to Section 5.2 hereof shall be 100 percent of the Fair Market Value of the Common Stock on the Option Date. The exercise price of any Option granted under this Article shall be paid in full at the time of each purchase in cash or by check or in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, or partly in such shares and partly in cash, provided that any such shares used in payment shall have been owned by the Participant at least six months prior to the date of exercise.

4.4	Option Period and Exercisability.

                         Each Option granted under this Article 5 and all rights or obligations thereunder shall expire ten years after the Option Date and shall be subject to earlier termination as provided below. Each Option granted under Section 5.2 shall become exercisable at the rate of 40% on the first anniversary of the Option Date, 30% on the second anniversary of the Option Date, and 30% on the third anniversary of the Option Date.

4.5	Termination of Directorship.

                         If a Non-Employee Director’s services as a member of the Board of Directors terminates for any reason other than Retirement, an Option granted pursuant to this Article held by such Participant which is not then exercisable shall immediately terminate and any portion of such Option which is then exercisable may be exercised for two years after the date of such termination or until the expiration of the stated term of such Option, whichever first occurs. If a Non-Employee Director’s services as a member of the Board of Directors terminates because of Retirement, all Options granted pursuant to this Article shall become exercisable and may be exercised for two years after the date of such termination or until the expiration of the stated term whichever first occurs.

4.6	Adjustments.

                         Options granted under this Article 5 shall be subject to adjustment as provided in Section 3.2, but only to the extent that (a) such adjustment and the Committee’s actions in respect thereof satisfy any applicable criteria in respect of formula plans under Rule 16, (b) such adjustment in the case of a Change in Control Event is effected pursuant to the terms of a reorganization agreement approved by stockholders of the Corporation, and (c) such adjustment is consistent with adjustments to Options held by persons other than executive officers or directors of the Corporation.

4.7	Acceleration Upon a Change in Control Event.

                         Upon the occurrence of a Change in Control Event, each Option granted under Section 5.2 hereof shall become immediately exercisable in full; provided, however, that none of the Options granted under Section 5.2 shall be accelerated to a date less than six months after the Option Date of such Option. To the extent that any Option granted under this Article 5 is not exercised prior to (i) a dissolution of the Corporation or (ii) a merger or other corporate event that the Corporation does not survive, and no provision is (or consistent with the provisions of Section 5.7 can be) made for the assumption, conversion, substitution or exchange of the Option, the Option shall terminate upon the occurrence of such event.

SOUTHWEST GAS CORPORATION By /s/ MICHAEL O. MAFFIE ———————————— Michael O. Maffie President and Chief Executive Officer

Exhibit A

SOUTHWEST GAS CORPORATION
ELIGIBLE DIRECTOR

NONQUALIFIED STOCK OPTION AGREEMENT

        THIS AGREEMENT dated as of the _____ day of _____________, 200_, between Southwest Gas Corporation, a California corporation (the “Corporation”), and ________________ (the “Director”).

W I T N E S S E T H

        WHEREAS, the Corporation has adopted and the stockholders of the Corporation have approved the Southwest Gas Corporation 2002 Stock Incentive Plan (the “Plan”).

        WHEREAS, pursuant to Article 5 of the Plan, the Corporation has granted an option (the “Option”) to the Director upon the terms and conditions evidenced hereby, as required by the Plan, which Option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Code.

        NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Director, the Corporation and the Director agree to the terms and conditions set forth herein as required by the terms of the Plan.

        1.        Option Grant. This Agreement evidences the grant to the Director, as of ___________, ____ (the “Option Date”), of an Option to purchase an aggregate of _____ shares of Common Stock, par value $1.00 per share, under Article 5 of the Plan, subject to the terms and conditions and to adjustment as set forth herein or pursuant to the Plan.

        2.        Exercise Price. The Option entitles the Director to purchase (subject to the terms of Sections 3 through 5 below) all or any part of the Option shares at a price per share of $_______, which amount represents the Fair Market Value of the shares on the Option Date.

        3.        Option Exercisability and Term. The Option shall first become and remain exercisable as to ______________ of the shares on ___________________, 200_, and as to an additional _________ shares on each of the following dates: ______________, 200_, and _____________, 200_, in each case subject to adjustments under Section 5.6 of the Plan and acceleration under Section 5.7 of the Plan. The Option shall terminate on ____________, 200_,** unless earlier terminated in accordance with the terms of Sections 5.5 and 5.7 of the Plan.

        4.        Service and Effect of Termination of Service. The Director agrees to serve as a director in accordance with the provisions of the Corporation’s Articles of Incorporation, bylaws and applicable law. If the Director’s services as a member of the Board shall terminate, this Option shall terminate at the times and to the extent set forth in Section 5.5 of the Plan.

        5.        General Terms. The Option and this Agreement are subject to, and the Corporation and the Director agree to be bound by, the provisions of the Plan that apply to the Option. Such provisions are incorporated herein by this reference. The Director acknowledges receiving a copy of the Plan and reading its applicable provisions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SOUTHWEST GAS CORPORATION
(a California corporation)

By
      ————————————
Title
        ————————————

Optionee Director

——————————————
(Signature)

——————————————
(Print Name)

——————————————
(Address)

——————————————
(City, State, Zip Code)

        In consideration of the execution of the foregoing Stock Option Agreement by Southwest Gas Corporation, I, ____________________________, the spouse of the Director therein named, do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

DATED: ______________, 200_.

—————————————— Signature of Spouse

**insert day before tenth anniversary of date of grant. 2